Exhibit 10.6.2

FIRST AMENDMENT

TO

AMENDED AND RESTATED LICENSE AGREEMENT

between University of Kansas Medical Center Research Institute, Inc.

and NephroGenex, Inc. (assignee of BioStratum Incorporated)

This First Amendment to the Amended and Restated License Agreement (“First Amendment”) is made effective as of the 4th day of May, 2007 (“First Amendment Effective Date”) by and between University of Kansas Medical Center Research Institute, Inc. (“RESEARCH INSTITUTE”) and NephroGenex, Inc., a Delaware corporation (“NephroGenex”) and assignee of BioStratum Incorporated (“BioStratum”).

RESEARCH INSTITUTE and COMPANY entered into a License Agreement, dated October 7, 1996, and amended and restated such License Agreement on November 19, 1998 (the “Agreement”). The parties now wish to further amend the Agreement in accordance with Article X – Section G of such Agreement, and agree that the Agreement is hereby amended as set forth below. Capitalized terms used in this First Amendment that are not otherwise defined herein, shall have the respective meanings set forth in the Agreement.

1.         Assignment.  BioStratum has agreed to assign this Agreement to NephroGenex. Pursuant to Article X – Section A of the Agreement, RESEARCH INSTITUTE approves, acknowledges and agrees that its signature on this First Amendment constitutes RESEARCH INSTITUTE’s approval of the assignment of the Agreement from BioStratum to NephroGenex from and after the First Amendment Effective Date. For all purposes of this Agreement, NephroGenex shall be deemed to be COMPANY hereunder and shall receive all rights and obligations of the COMPANY hereunder. From and after the First Amendment Effective Date, BioStratum shall no longer have any rights under this Agreement. RESEARCH INSTITUTE acknowledges and agrees that immediately prior to the First Amendment Effect Date, BioStratum was in compliance with this Agreement and that no outstanding amounts are due to RESEARCH INSTITUTE as of such date.

2.         Header.  The header to this Agreement is hereby deleted and replaced in its entirety with the following:

THIS AGREEMENT is made effective as of the last date of execution set forth below and is between NephroGenex, Inc., hereinafter referred to as COMPANY, a corporation of the State of Delaware and having offices at 204 Cherwell Drive, Cary, North Carolina 27513, U.S.A., and the University of Kansas Medical Center Research Institute, Inc., hereinafter referred to as RESEARCH INSTITUTE, located at 39th and Rainbow Blvd., Kansas City, Kansas 66160, U.S.A.

3.         Definitions.

a.         Article I – Section A is hereby deleted and replaced in entirety with the following:

“Technology” shall mean the KNOWLEDGE and any knowledge, information, know-how and devices, inventions, discoveries, whether

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patentable or not, owned or in the possession of RESEARCH INSTITUTE relating to the patents and pending patent applications in Appendix A; and any patents, continuations, continuations-in-part; or divisional applications of these patents and patent applications, reissues, reexams, extensions, and corresponding PCT applications; and corresponding foreign patent applications and patents.

b.          Article I – Section B is hereby deleted and replaced in its entirety with the following:

“Improvements” shall mean any development or improvement of the Technology, whether patentable or not, made solely by the RESEARCH INSTITUTE and KUMC or jointly by RESEARCH INSTITUTE, KUMC and/or COMPANY. However, ‘Improvements’ shall exclude any development or improvement that results in novel intellectual property not previously covered by one or more patents or patent applications in Appendix A or any continuations, continuations-in-part, divisional applications, reissues, reexams, extensions and corresponding PCT applications, foreign patent applications and patents.

c.          Article I – Section C is hereby deleted and replaced in entirety with the following:

“Subject Patent Application(s)” shall mean any patent application in the United States or in a foreign country which discloses and/or claims (i) the Technology and/or (ii) Improvements made solely by the RESEARCH INSTITUTE, KUMC or jointly by RESEARCH INSTITUTE, KUMC and/or COMPANY.

d.          Article I – Section E is hereby deleted and replaced in its entirety with the following:

“Licensed Product(s)” shall mean any product or other material (or any product or material made using a method or process), which incorporates the Technology or Improvements, or which the manufacture, offer, sale, import or use of which would, absent the license granted pursuant to this Agreement, constitute an infringement, misappropriation or other violation of a Valid Claim in a Subject Patent(s).

e.          At the end of Article I – Section F, insert the following:

For purposes of this Article I – Section F, the term “control” means the decision-making authority as to such entity, through ownership of equity, membership interests or contract. Such control will be presumed to exist where COMPANY owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the entity.

f.           Article I – Section H is hereby deleted and replaced in its entirety with the following:

“Field of Use” shall mean diagnostic testing and palliative, prophylactic

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 and therapeutic treatments which incorporate the use of the Technology or Improvements.

g.	At the end of Article I, insert the following:

i.	“Commercially Reasonable Efforts” shall mean efforts and resources commonly used by a party for a product owned by it or to which it has rights at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated regulatory approved labeling, the competitiveness of alternative products in the marketplace or under development, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product and other relevant factors.

ii.	“Primary Indications” shall mean the diagnosis, treatment, palliation or prophylaxis of diabetic nephropathy, diabetic retinopathy and diabetic neuropathy.

iii.	“Valid Claim” shall mean any claim in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been held to be invalid through reissue or reexam proceedings.

4.	Inventions and Patent Applications

a.	Article II – Sections C and E are hereby deleted and replaced in entirety with the following:

RESEARCH INSTITUTE shall have the right to control the Prosecution and Maintenance of the Subject Patents and Subject Patent Applications using counsel mutually agreed upon by the parties. COMPANY shall reimburse RESEARCH INSTITUTE for all expenses related to Prosecution and Maintenance incurred by RESEARCH INSTITUTE subsequent to the date of this Agreement. RESEARCH INSTITUTE will give COMPANY reasonable opportunity to review all submissions and, except as provided below, RESEARCH INSTITUTE must receive written approval from COMPANY prior to making any submission to the United States Patent Office or its foreign equivalents, which approval will not be unreasonably withheld or delayed by COMPANY. RESEARCH INSTITUTE will be deemed to have given COMPANY a reasonable opportunity to review a submission if RESEARCH INSTITUTE delivers to COMPANY a copy of the submission at least (15) business days prior to the applicable filing deadline. In the event that RESEARCH INSTITUTE has given COMPANY reasonable opportunity to review a submission and has not received a reply from COMPANY by five (5) business days prior to the applicable filing deadline, RESEARCH INSTITUTE may file the patent application without COMPANY’s written approval.

b.	Article II – Sections D is hereby deleted and replaced in entirety with the following:

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If RESEARCH INSTITUTE determines to abandon any claims of a Subject Patent or Subject Patent Application, then RESEARCH INSTITUTE shall provide COMPANY with notice at least sixty (60) days or if less, as long as reasonably practicable, prior to the date such abandonment would become effective. In such event, COMPANY shall have the right, at its option, to control the Prosecution and Maintenance of such Subject Patents and/or Subject Patent Applications in KUMC’s name using patent counsel of COMPANY’s choice. For purposes of this Article II.C and II.D, “Prosecution and Maintenance” shall mean, with respect to a Subject Patent or Subject Patent Application, the preparing, filing, prosecuting and maintenance of Subject Patent or Subject Patent Application, as well as re-examinations, reissues, requests for patent term extensions and the like, together with the conduct of interferences, the defense of oppositions and other similar proceedings.

5.          License Grant, Commercial Effort, and Milestone Payments.

a.          Article III – Section A is hereby deleted and replaced in its entirety with the following:

Subject to the terms, conditions and diligence requirements contained herein, RESEARCH INSTITUTE hereby grants to COMPANY and COMPANY hereby accepts an exclusive, worldwide license, with a right to grant sublicenses, to make, have made, use, distribute, sell, have sold, have distributed, offer to sell, market, import, have imported or otherwise dispose of Licensed Product(s) in the Field of Use.

b.          Article III – Section D is hereby deleted and replaced in its entirety with the following:

COMPANY shall have the right to grant sublicenses, assign or otherwise transfer to others any rights conferred upon COMPANY under this Agreement, provided, however, that any such sublicense, assignment or transfer shall be subject in all applicable respects to the provisions contained in this Agreement. A complete copy of each sublicense will be provided to RESEARCH INSTITUTE within thirty (30) days of the effective date of each such sublicense. COMPANY shall be permitted to redact from all such copies any financial information which it considers to be confidential and that do not impact payments due RESEARCH INSTITUTE.

c.          Article III – Section E is hereby deleted and replaced in its entirety with the following:

COMPANY shall use its Commercially Reasonable Efforts to seek regulatory approval for the marketing of a Licensed Product for at least one Primary Indication, effect the introduction of a Licensed Product for at least one Primary Indication into the commercial market and to maximize these sales. COMPANY shall provide RESEARCH INSTITUTE with written plans for effecting commercialization and report on COMPANY’s efforts to effect commercialization. COMPANY shall provide these reports semi-annually.

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d.          Article III – Section F is hereby deleted and replaced in its entirety with the following:

COMPANY shall refrain from making any false or misleading claims in its advertising or otherwise.

e.          At the end of Article III – Section G, insert the following:

Notwithstanding the foregoing, COMPANY may state that it has licensed from RESEARCH INSTITUTE, the University of Kansas Medical Center and/or the University of Kansas the Technology, Improvements, Subject Patent Applications and Subject Patents.

f.          Article III – Section I is hereby deleted and replaced in its entirety with the following:

Upon receipt of FDA approval of a SPA subpart H protocol for the first Licensed Product in respect of the first Primary Indication to achieve such milestone, COMPANY shall pay RESEARCH INSTITUTE $50,000.

Upon FDA approval of a submitted NDA by the first Licensed Product in respect of the first Primary Indication to achieve such milestone, COMPANY shall pay RESEARCH INSTITUTE $200,000.

The milestone payment will be made only one time for the first Licensed Product to meet such milestone in respect of the first Primary Indication to achieve such milestone regardless of how many times such milestone is achieved for such Licensed Product and will be payable only for the first Licensed Product to reach the milestone.

6.          Stock Options, Royalty and Up Front Payment.

a.          Article IV – Section A is hereby deleted.

b.          Article IV – Section C is hereby deleted.

7.          Infringement.  Article V – Section B is hereby deleted and replaced in its entirety with the following:

In the event that COMPANY, an Affiliate or a sublicensee is sued by a third party charging patent infringement for the manufacture, use or sale of a Licensed Product, COMPANY shall promptly notify RESEARCH INSTITUTE.

8.          Term and Termination.

a.          Article VI – Section B is hereby deleted and replaced in its entirety with the following:

RESEARCH INSTITUTE shall not have the right to terminate this Agreement except under the following circumstance:

If after one year from the date of this Agreement, RESEARCH INSTITUTE determines in good faith that COMPANY is not using Commercially Reasonable Efforts to commercialize the Technology, as defined in Article III – Section E, and RESEARCH INSTITUTE delivers to COMPANY a written notice documenting such lack of Commercially

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Reasonable Efforts, and if COMPANY does not commence using Commercially Reasonable Efforts to commercialize the Technology, as defined in Article III – Section E, within one year from the date of such notice, the RESEARCH INSTITUTE may terminate this Agreement on written notice to COMPANY. In the event of a second occasion or any occasion thereafter whereby RESEARCH INSTITUTE determines in good faith that COMPANY is not using Commercially Reasonable Efforts to commercialize the Technology, as defined in Article III – Section E, RESEARCH INSTITUTE may terminate this Agreement on 30 days written notice documenting such lack of Commercially Reasonable Efforts.

Subject to this Article VI – Section B, should either party, at any time during the term of this Agreement, commit a material breach of any provision hereunder, and fail to rectify such breach within thirty (30) days from receipt of written notice from the other party, such other party may terminate this Agreement by notice in writing to the breaching party provided that such notifying party is not in material breach of this Agreement. Failure to make any payment under this Agreement when due shall constitute a material breach of the Agreement.

If a dispute, arises out of or relates to this contract, or the breach thereof, the parties agree initially to endeavor to settle the dispute amicably by direct discussions or negotiations before resorting to mediation. If said dispute cannot be settled through direct discussions within thirty (30) days, the parties agree first to try to settle the dispute by mediation under the Commercial Mediation Procedures of the American Arbitration Association, before resorting to arbitration, litigation or some other dispute resolution procedure. At least five (5) days prior to the first scheduled mediation session, each party shall provide the mediator with a brief written memorandum on the issues to be resolved, the facts surrounding the dispute and its positions with regard to the issues. Such memoranda shall be filed on a confidential basis, and are not to be exchanged between the parties. Each party is to bear its own costs and expenses of the mediation, including attorney’s fees. The fees and costs of the mediator shall be borne equally by the parties. If, and to the extent that, any such dispute has not been settled pursuant to mediation within thirty (30) days of the commencement of the mediation, it shall, upon the filing of a request for arbitration by either party, be referred to and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek injunctive, equitable or similar relief from a court without the requirement for mediation or arbitration.

b.           Article VI – Section C is hereby deleted.

9.           Publication.  Article VIII is hereby deleted and replaced in its entirety with the following:

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RESEARCH INSTITUTE and KUMC shall retain the right to publish the Technology and Improvements made solely by KUMC or jointly by KUMC and COMPANY; however, RESEARCH INSTITUTE shall provide COMPANY with a copy of any proposed publishable materials no less than sixty (60) days prior to submission of such materials for publication for the purpose of review and comment. In the event that COMPANY identifies potentially patentable subject matter or confidential or proprietary information in such materials during such sixty (60)-day period, COMPANY shall have the right to request that submission of such materials for publication be delayed for up to the earlier of (i) ninety (90) days from COMPANY’s request to RESEARCH INSTITUTE or KUMC, as applicable, or (ii) until a patent application has been filed for such subject matter and/or all confidential or proprietary information has been deleted from such materials (as applicable).

10.        Indemnification and Insurance.

a.          Article IX – Section A is hereby deleted and replaced in its entirety with the following:

COMPANY agrees to indemnify the RESEARCH INSTITUTE, KUMC, and their agents, employees and volunteers, and hold the RESEARCH INSTITUTE, KUMC, and their agents, employees and volunteers harmless against all third party liabilities, demands, damages, expenses, or losses, including reasonable attorneys’ fees, arising (i) from the manufacture, use, or sale of a Licensed Product by COMPANY, an Affiliate or a sublicensee of COMPANY, (ii) from a third party’s use of a Licensed Product purchased or leased from COMPANY, an Affiliate or a sublicensee of COMPANY, or (iii) from a third party’s manufacture of a Licensed Product at the request of COMPANY.

b.          Article IX – Section B and Article IX – Section C are hereby deleted and replaced in its entirety with the following:

Beginning at such time that any LICENSED PRODUCT(S) is being commercially distributed or sold by COMPANY, an Affiliate or a sublicensee, COMPANY shall obtain and maintain thereafter, commercial general liability insurance in amounts not less than $5,000,000 per incident and $5,000,000 annual aggregate and naming the RESEARCH INSTITUTE and KUMC as additional insured. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for COMPANY’s indemnification obligation under Article IX – Section A of this Agreement. COMPANY shall provide RESEARCH INSTITUTE with certificates of insurance evidencing the above, as reasonably requested, and shall provide RESEARCH INSTITUTE with thirty (30) days prior written notice of any cancellation or material change to such insurance policy.

11.        Appendix – The attached Appendix A is added to the Agreement.

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12.        Miscellaneous.  The COMPANY’s contact and contact information in Article X – Section E is hereby deleted and replaced in its entirety with the following:

J. Wesley Fox, Ph.D.

NephroGenex, Inc.

204 Cherwell Drive

Cary, NC 27513

USA

13.        Scope of Amendment. This First Amendment supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this First Amendment and all past dealing or industry custom. This First Amendment shall be integrated in and form part of the Agreement upon execution. All terms and conditions of the Agreement shall remain unchanged except as modified in this First Amendment; and the terms of the Agreement, as modified by this First Amendment, are hereby ratified and confirmed. Where the terms of the Agreement conflict with those of this First Amendment, however, the terms of this First Amendment shall control. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF this First Amendment has been executed as of the First Amendment Effective Date by the parties hereto by their respective duly authorized representatives.

UNIVERSITY OF KANSAS MEDICAL CENTER RESEARCH INSTITUTE, INC.		NEPHROGENEX, INC.

By:	/s/ Ted R. Knous	By:	/s/ J. Wesley Fox

Name:	Ted R. Knous, Ph.D.	Name:	J. Wesley Fox
Title:	Associate Vice Chancellor for Research Administration	Title:	President and CEO

Date:	May 02, 2007	Date:	May 2, 2007

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